Exhibit 5.2

55 Hudson Yards | New York, NY 10001-2163

T: 212.530.5000

milbank.com

May 18, 2026

Willis Lease Finance Corporation

4700 Lyons Technology Parkway

Coconut Creek, FL 33073

Re:	Registration Statement on Form S-3 (Registration No. 333-286998); Public Offering of 281,250 Shares of Common Stock of Willis Lease Finance Corporation

Ladies and Gentlemen:

We have acted as special New York counsel to Willis Lease Finance Corporation, a Delaware corporation (the “Company”), in connection with the proposed borrowing and sale of 281,250 shares of common stock, $0.01 par value per share (the “Delta Shares”) at the request of the Company in order to facilitate hedging transactions by holders of certain convertible debt securities of the Company. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2025 (Registration No. 333-286998) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated May 15, 2025 (the “Base Prospectus”) and a prospectus supplement dated May 13, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Delta Shares are being sold pursuant to an underwriting agreement, dated May 13, 2026, by and between the Company and Morgan Stanley & Co. LLC, as underwriter. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Delta Shares.

In rendering this opinion, we have examined such matters of fact and questions of law as we have considered appropriate. With your consent, we have relied upon certificates and other representations of officers of the Company and others as to factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Delta Shares are validly issued, fully paid and non-assessable.

MILBANK LLP

NEW YORK | LOS ANGELS | WASHINGTON, D.C. | SAO PAULO | FRANKFURT

LONDON | MUNICH | HONG KONG | SEOUL | SINGAPORE | TOKYO

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 18, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Milbank LLP